UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2015

CSRA INC.
(Exact name of registrant as specified in its charter)

Nevada	001-37494	47-4310550
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3170 Fairview Park Drive	22042
Falls Church, Virginia	(Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code: 703-642-2000

Computer Sciences Government Services Inc.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 15, 2015, the Board of Directors (the “Board”) of CSRA Inc. (the “Company”) (formerly known as Computer Sciences Government Services Inc.) appointed Billie I. Williamson to serve as a director of the Company and to serve as a member of the Audit Committee of the Board.

Item 5.03.    Amendments to the Articles of Incorporation or Bylaws; Change in Fiscal Year.
Effective on November 16, 2015, the Company amended its Amended and Restated Articles of Incorporation and Amended and Restated Bylaws to change the name of the Company from Computer Sciences Government Services Inc. to CSRA Inc. The Company further amended Section 1 of Article III of the Company’s Amended and Restated Bylaws on that date to remove the requirement to set forth the exact number of authorized directors each time the number of authorized directors is increased or decreased by resolution of the Board. The text of Section 1 of Article III of the Company’s Amended and Restated Bylaws, as amended, reads as follows:

“The exact number of directors that shall constitute the authorized number of members of the Board, all of whom shall be at least 18 years of age, shall be set by the Board from time to time by resolution of the directors of the Corporation, provided the authorized number of directors may be increased to not more than fifteen (15) or decreased to not less than three (3). Except as provided in Section 2 of this Article III, each director elected shall hold office until his or her successor is elected and qualified. Directors need not be stockholders.”

Previously, the Company’s Amended and Restated Bylaws provided that “the exact number of directors that shall constitute the authorized number of members of the Board shall be three (3).”
The Company’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws are filed as Exhibits 3.1 and 3.2 hereto, respectively.

Item 9.01    Financial Statements and Exhibits.

(d) The following exhibit is filed herewith.

Exhibit No.	Description
3.1	Amended and Restated Articles of Incorporation of CSRA Inc.
3.2	Amended and Restated Bylaws of CSRA Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

CSRA INC.

Dated: November 19, 2015	By:	/s/ Lawrence B. Prior III
Lawrence B. Prior III
President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description
3.1	Amended and Restated Articles of Incorporation of CSRA Inc.
3.2	Amended and Restated Bylaws of CSRA Inc.